                                                                Exhibit 99.1

BEACON CAPITAL PARTNERS 1999 ANNUAL REPORT

To Our Investors:

We are pleased to report our results for 1999, and to update you on the highlights of our progress over the last twelve months. In spite of the fact that conditions remained difficult for the commercial real estate industry as a whole, we have continued to implement a strategy that plays to our strengths and that responds to the fundamental shifts in the economy. Since establishing Beacon Capital Partners over two years ago, we have capitalized on some extraordinary opportunities. We have remained focused on our strategy of adding value through our operating skills and expertise, and we remain committed to delivering strong results to our shareholders.

OUR VISION

As technology continues to dominate and re-shape our economy, we have sought ways to embrace this influence and to identify investment opportunities that capitalize on these changes. Our focus on knowledge-based economies has continued to pay off as we have seen market rents escalate dramatically in places like Cambridge, San Francisco, Seattle and Silicon Valley. We have also sought to capitalize on opportunities where our skills and expertise allow us to quickly transform properties to meet the needs of today's tenants and to provide space in an expedited fashion. In addition, we have played an active role in select investments in real estate-related technology companies. For example, our investment in Cypress Communications, which recently completed an initial public offering, has produced a substantial positive outcome for our investors.

Consistent with our observations in prior communications, the public markets for real estate have continued to remain weak for an extended period of time. As a result, we do not expect to pursue an initial public offering. As we indicated in our mid-year report, we made the decision to access additional equity capital through the private markets. We are pleased to report that we have completed the final closing for Beacon Capital Strategic Partners, L.P., with capital commitments totaling $287.5 million. Beacon Capital Partners has committed 20% of the capital and the benefits of the management fee and performance incentive will flow through directly to our shareholders. This limited partnership will be our exclusive real estate investment vehicle for a period of up to 24 months (through September 2001). We expect to continue to implement the same investment strategy that we have adopted over the last two years. Our initial investments are in San Francisco and the Northern Virginia Technology corridor.

Although the changes in the capital markets have altered our plans, we have not wavered from our original investment strategy. We remain committed to our original objectives of generating strong returns and providing liquidity to our shareholders. We believe we are on track toward delivering strong returns as evidenced by the description of individual investments described below. We intend to return capital to our investors as we sell assets at opportune times or through proceeds from refinancings. Currently, we anticipate that we can return at least 50% of the equity capital to our shareholders over the next
24 months. In addition, liquidity may also be enhanced through a stock repurchase program which we announced in January. Our Board has approved a program that authorizes management to buy back up to $30 million of the Company's stock.

PERFORMANCE

Although we have not completed an initial public offering, our stock is traded through the PORTAL system and we comply with SEC filing requirements because we are a 1934 Act reporting company. There has been trading in our stock. Total volume in 1999 exceeded 1.6 million shares, and there have been over
1.4 million shares traded through the end of the first quarter of 2000. The most recent trade (3/22/00) was at $20.625, and included interests in the various voting trusts. Using this price, and including the cash dividends that have been distributed to date, the total return to investors since inception of the Company was 8.03%. The Morgan Stanley REIT Index during the same time period delivered a negative return of -18.36%. The graph below compares the performance of Beacon Capital Partners versus the Morgan Stanley REIT Index. In addition, we have delineated the 10% performance benchmark return that is established in the new management incentive plan that is described later in this letter.

[Graphic is a line graph plotting per share price of Common Stock and per share price of Morgan Stanley REIT Index on a monthly basis from March 1998 through March 2000.]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            Morgan Stanley REIT Index      Performance Benchmark        BCP Performance
Mar-98            $20.000                        $20.000                   20.000
Jun-98            $19.121                        $20.482                   20.125
Sep-98            $17.098                        $20.976                   20.125
Dec-98            $16.740                        $21.482                   15.875
Mar-99            $15.935                        $22.000                   15.425
Jun-99            $17.514                        $22.530                   15.375
Sep-99            $16.097                        $23.074                   17.840
Dec-99            $15.978                        $23.630                   16.362
Mar-00            $16.402                        $24.200                   20.625



INDIVIDUAL ASSETS

ATHENAEUM PORTFOLIO, CAMBRIDGE, MA

As discussed in our mid-year report, we had marketed this property for sale beginning in April 1999. Late in the year we withdrew the property from the market, believing that we could create more value by refinancing the portfolio and by continuing to roll up expiring leases to current market. Approximately 80,000 square feet of leases expired during 1999. New net rents average $26 per square foot, or 30% over the average expiring net lease rates. We hope to close \a refinancing of the property by early in the second quarter, generating gross proceeds of $175 million. The net proceeds, after payoff of existing debt and defeasance, as well as taking into account the 50% share of our institutional partner, is estimated to be approximately
$45 million.

THE DRAPER BUILDING, CAMBRIDGE, MA

Purchased with Technology Square in June 1998, The Draper Building was included with the Athenaeum Portfolio in the Cambridge sales package marketed earlier in the year. As disclosed in an 8-K filed on December 7, 1999, the tenant (Draper Laboratories) failed to give notice to exercise its extension option on its lease for this 475,000 square foot building. The initial option, plus future options, would have extended the term of the lease to 2052 at rates significantly below today's current market rent. As a result of the failure to give notice, the current lease term will expire in October 2001. The tenant has indicated a desire to remain in the building and as of the end of the first quarter, we were in discussions with Draper regarding a possible resolution.

TECHNOLOGY SQUARE, CAMBRIDGE, MA

We completed the redevelopment of the existing buildings and achieved 92% occupancy by year-end 1999. Tenants include M.I.T., Akamai, Forrester Research, Scient, and Curl. Average rental rates are $37 per square foot versus $9 per square foot that were in place at the time that we purchased the property. We also gained final entitlements to develop an additional 600,000 square feet and commenced construction of the initial 175,000 square foot office building. Vacancy rates in Cambridge are below 1% and market rents are now approaching $50 per square foot, a 25% increase over the last twelve months.

MATHILDA RESEARCH CENTRE, SUNNYVALE, CA

This office/R&D project at the north end of Silicon Valley, developed jointly with Menlo Equities of Palo Alto, CA, has now been 100% pre-leased to Juniper Networks, Inc., a leading provider of Internet infrastructure solutions. Juniper exercised their option on the second phase in the first quarter of 2000. Phase one of construction is expected to be completed by June 2000, with the second phase targeted for June 2001. The initial rental rate is at $30 per square foot
(net) and increases annually by 4%. The average unleveraged yield over the term of the lease is 17%.

MILLENNIUM TOWER, SEATTLE, WA

Construction is proceeding on this mixed-use, high-rise project, with completion expected by year-end 2000. The project is a joint venture with Martin Smith Real Estate Services of Seattle. It will consist of 13 floors (188,000 square feet) of Class A office space, six floors (75,000 square feet) of high-end residential condominiums and ground floor retail space. No leases have been signed to date, but several proposals are outstanding, and market rents have moved up substantially. Market pricing for residential condominiums also continues to escalate well beyond our original projections.

DALLAS OFFICE AND INDUSTRIAL PORTFOLIO, DALLAS, TX

Although the market continues to suffer from excessive new supply, the job growth in Dallas continues to outpace the national average, driving additional demand for space. The attractive location of this 1.3 million square foot portfolio in the rapidly-growing telecom corridor of north Dallas underscores the portfolio's strong fundamentals of access and visibility. Our buildings provide a price-competitive alternative for technology related companies and 31% of the portfolio has rolled over since the portfolio was purchased in July 1998. Rental rates for the new leases are 41% higher than the expiring rents. An additional 250,000 square feet is scheduled to roll over in 2000.

FORT POINT PLACE, BOSTON, MA

The two office buildings in this 4-building South Boston Waterfront project are 97% leased. We expect the lease for an existing major tenant to be renewed at prevailing market levels, which are considerably higher than the existing rent. We are proceeding with our plans to convert the remaining two buildings to residential condominiums, in spite of a pending appeal to our zoning variance by Gillette. We currently are in negotiations and are hopeful that the appeal will be resolved shortly. The condominiums are currently expected to be ready for occupancy by mid-summer.

BEACON CAPITAL STRATEGIC PARTNERS, L.P.

As discussed previously, we have raised $287.5 million of equity capital in a private fund format. This fund will be our exclusive real estate investment vehicle for a period of up to 24 months (through September 2001). We have made two investments to date, investing approximately $38 million of equity capital. The initial investment is the redevelopment of 233 Fremont Street in San Francisco's financial district. The $80 million project will result in a 365,000 square foot office property targeting technology-related users. The second investment, called Beaumeade Technology Campus, is the development of two single-story flex office buildings totaling 131,000 square feet. The property is located in an improved office park in Loudoun County, VA, in the rapidly expanding technology corridor.

OPERATING COMPANY INVESTMENTS

WYNDHAM INTERNATIONAL, INC.

Through our seat on the Board of Directors of Wyndham International, Inc., we are playing an active role in re-building and strengthening this company. Since completing our investment on June 30, 1999, substantial changes have been made to the Wyndham management team and various non-strategic assets have been sold. Although hospitality companies have not been stock market favorites of late, Wyndham is positioning itself to be a strong force in the industry. We continue to hold high expectations for the prospects of this investment.

CYPRESS COMMUNICATIONS, INC.

Cypress Communications is a provider of a range of communications services to small and medium-sized businesses located in multi-tenant office buildings, including local and long distance voice, Internet access, web site hosting and other services. In 1998 and 1999, we invested an aggregate amount of $11 million in Cypress and distributed the shares to a voting trust, of which our shareholders are the beneficial owners.

After filing for an IPO in December 1999, Cypress successfully went public on February 10, 2000, issuing 10 million shares of common stock at a price of $17 per share. Based on the closing price on March 31st of $24.50, our $11 million investment is now worth in excess of $100 million. The initial term of the voting trust is one year and the securities are under lock-up restrictions for a period of six months following the IPO.

CO SPACE, INC.

In November 1999, we made an $8 million investment in CO Space, Inc., which equates to an ownership position of approximately 20%. CO Space provides space and services for data storage and web hosting for mid-size companies. In
March 2000, we transferred our preferred shares to a voting trust of which our shareholders are the beneficial owners.

FINANCING ACTIVITIES

We have utilized the debt capital markets in cases where assets have stabilized and supported higher amounts of leverage. We increased our interim financing with Bankers Trust from $100 to $130 million in the fourth quarter. This financing is secured by properties in the Dallas portfolio, Technology Square and the Draper Building. We also secured a $16 million mortgage from Key Bank for the office portion of the Fort Point Place project. As discussed earlier, we are currently negotiating a $175 million financing on the Athenaeum portfolio, and expect to close the loan early in the second quarter of 2000. We also have in place construction loans for each of our ground up development projects in Seattle and Sunnyvale.

MANAGEMENT--ALIGNMENT OF INTERESTS

We believe we have assembled one of the finest management teams in the industry. We are producing exceptional results that will reward our shareholders with strong returns. Although the capital markets have not permitted the public market outcome that was originally anticipated, we have nevertheless implemented an investment strategy that is consistent with our original objectives. We believe it is essential to continue to provide the proper incentives to reward the management team for strong performance. The original long-term incentive program and management stock options were based on public market concepts. Consistent with the changes to our strategy, the Board has designed and approved a revised long-term incentive program that they believe is more closely aligned with the re-defined direction of the Company and with the interests of its investors.

Concurrently with the distribution of this 1999 Annual Report, the Board of Directors has issued a Proxy Statement that outlines the new management incentive plan. The new plan will replace both the old long-term incentive plan and the stock option plan for management. The new plan will reward management based on the actual realized cash returns by our shareholders. Similar to private real estate funds, investors will receive the return of all of their initial capital plus a 10% compounded annual return (from the original date the capital was invested) before management receives any incentive. Provided the hurdle is achieved, management will effectively receive 20% of the profits. We believe that this revised plan will provide the proper incentives for management and more closely aligns the objectives of management with those of the shareholders.

We have high expectations for what we can accomplish and we look forward to another year of strong results. Thank you for your continued trust and confidence.

Sincerely,

/s/ Alan M. Leventhal

Alan M. Leventhal
Chairman of the Board and Chief Executive Officer

/s/ Lionel P. Fortin

Lionel P. Fortin
President and Chief Operating Officer